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                                                                     EXHIBIT 8.1



                             Dewey Ballantine LLP
                          1301 Avenue of the Americas
                           New York, New York 10019

                                                        December 1, 1997

Duke Energy Corporation
422 South Church Street
Charlotte, North Carolina 28202

     Re:  Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to Duke Energy Corporation ("Duke") in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and preliminary prospectus supplement, filed with the Securities and Exchange Commission (the "Commission") on November 20, 1997 (File Nos. 333-40679, 333-40679-01 and 333-40679-02) and amended by Amendment No. 1 filed with the Commission on December 1, 1997 (as so amended, the "Registration Statement"), for the registration under the Securities Act of 1933 (the "Securities Act"), of (1) Junior Subordinated Notes (the "Junior Subordinated Notes") to be issued by Duke to Duke Energy Capital Trust I and Duke Energy Capital Trust II (the "Trusts"), (2) Trust Preferred Securities (liquidation amount $25 per Preferred Security) to be issued by the Trusts and (3) Duke's Guarantee (as defined in the Registration Statement) with respect to such Trust Preferred Securities. The Trusts will be organized pursuant to an amended and restated trust agreement between Duke and the trustees named therein. The Junior Subordinated Notes will be issued pursuant to a subordinated indenture, as supplemented, between Duke and the trustee named therein and the Guarantee will be issued pursuant to a guarantee agreement between Duke and the trustee named therein, in each case in the respective forms filed as exhibits to the Registration Statement.

     On the basis and subject to the accuracy of the statements contained in the materials referred to above, and our consideration of such other matters as we have deemed necessary, it is our opinion that under current law the material federal income tax consequences to holders of Trust Preferred Securities issued by the Trusts will be as described under the heading "Certain Federal Income Tax Considerations" in the preliminary prospectus supplement constituting part of the Registration Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance by the Trusts of the Trust Preferred Securities. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

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     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our firm in the section captioned "Certain Federal Income Tax Considerations" in the preliminary prospectus supplement constituting part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Dewey Ballantine LLP


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